EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Voxware, Inc.
Lawrenceville, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-33342) of Voxware, Inc. of our report dated September 14, 2005, relating to the consolidated financial statements which appear in the Annual Report on Form 10-KSB.

     /s/ BDO Seidman, LLP
BDO Seidman, LLP
Philadelphia, Pennsylvania

September 26, 2005